Exhibit 99.1

PRESS RELEASE December 3, 2008 7:00 am	Contact: Virginia Dadey Telephone: 212-541-3707 vdadey@arrowres.com

Arrowhead raises $5.4 million into two subsidiaries;

Initiatives strengthen balance sheet for 2009

PASADENA, Calif.—Arrowhead Research Corporation (NASDAQ: ARWR) (Arrowhead) announced today recent moves as part of its initiative to conserve capital while maintaining commercialization progress at its subsidiaries. It has raised a total $2.7 million into majority-owned subsidiary, Unidym, Inc. from existing strategic investor, Tokyo Electron Ventures and from the sale of certain non-core assets; it raised $2.7 million into majority-owned subsidiary, Calando Pharmaceuticals, Inc.; it redirected $1.7 million from wholly-owned subsidiary, Tego Biosciences Inc. back into Arrowhead. Calando and Unidym are Arrowhead’s most mature subsidiaries and, consequently, its greatest consumers of capital. Raising $5.4 million directly into these companies while bringing $1.7 million from Tego back to Arrowhead strengthens the company’s cash position for fiscal 2009.

“Arrowhead has always emphasized capital efficiency and this focus is underlined by the current market conditions,” said Arrowhead CEO and President, Chris Anzalone. “In today’s climate, this means conserving as much capital as possible at Arrowhead, maintaining fiscal discipline throughout the organization, limiting new business initiatives, fine tuning business models, and bringing in outside capital when necessary while maintaining control of our subsidiaries. The Calando and Unidym financings enable us to conserve cash at Arrowhead while maintaining control of these companies and moving their products toward market. The distribution of $1.7 million from Tego provides Arrowhead with additional resources and is the result of its reorganization to a new license model that will significantly decrease its capital requirements. We believe this new model will decrease time to liquidity and increase the return on Arrowhead’s investment.”

Calando has signed agreements for $2.7 million of capital structured as unsecured convertible notes. These notes have a 2-year maturity, bear interest of 10% per annum, are convertible into Calando common stock and are redeemable at a premium under certain conditions. The goal of this capital infusion is to provide sufficient runway to a liquidity event.

Unidym received a total of $2.7M from a follow on equity investment from strategic investor Tokyo Electron Ventures and the sale of certain non-core assets. This cash infusion is intended to facilitate key milestones within its initial focus areas of LCDs and touch screens.

Arrowhead redirected $1.7 million in cash from Tego back to Arrowhead through a buyback by Tego of Series A-1 Preferred Stock purchased by Arrowhead in November 2007. The move was in connection with Tego’s streamlined business model to focus primarily on partnering and licensing its fullerene-based intellectual property rather than developing products internally.

About Arrowhead Research Corporation

Arrowhead Research Corporation (www.arrowheadresearch.com) (NASDAQ:ARWR) is a nanotechnology company commercializing new technologies in the areas of life sciences, electronics, and energy. Arrowhead is building value for shareholders through the progress of majority owned subsidiaries. Currently, Arrowhead has four subsidiaries commercializing nanotech products and applications and investments in two minority-owned subsidiaries.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. Arrowhead Research Corporation’s Annual Report on Form 10-K and 10-K/A, recent and forthcoming Quarterly Reports on Form 10-Q and 10-Q/A, recent Current Reports on Forms 8-K and 8-K/A, our Registration Statements on Form S-3, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.